Exhibit 99.1

Nektar Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results

SAN FRANCISCO, March 12, 2025 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the fourth quarter ended December 31, 2024.

Cash and investments in marketable securities on December 31, 2024 were $269.1 million as compared to $329.4 million at December 31, 2023. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the fourth quarter of 2026.

“The significant progress we made last year in advancing our immunology pipeline positions us for two value-creating data milestones in 2025,” said Howard W. Robin, President and CEO of Nektar. “With enrollment now complete for the atopic dermatitis and alopecia areata Phase 2b trials, we are on track to report topline data for rezpegaldesleukin in the second quarter and in the fourth quarter of this year, respectively. This program is poised to emerge as the first T regulatory cell treatment option to help the millions of patients battling these chronic autoimmune disorders.”

“We also made progress on our preclinical immunology programs,” continued Robin. “We reported the first data for NKTR-0165, our novel antibody targeting TNFR2, and unveiled a new bispecific antibody, NKTR-0166. We plan to submit the IND for NKTR-0165 in the second half of this year.”

Summary of Financial Results

Revenue in the fourth quarter of 2024 was $29.2 million as compared to $23.9 million in the fourth quarter of 2023. Revenue for the year ended December 31, 2024 was $98.4 million as compared to $90.1 million in 2023.

Total operating costs and expenses in the fourth quarter of 2024 were $14.8 million as compared to $57.4 million in the fourth quarter of 2023. Total operating costs and expenses for the full year 2024 were $203.6 million as compared to $353.8 million in 2023. Operating costs and expenses for both the fourth quarter and the full year 2024 decreased as compared to 2023 primarily due to a $40.4 million gain from sale of the Huntsville manufacturing facility in 2024, as well as decreases in restructuring and impairment costs. Operating expenses for the full year 2024 also decreased as compared to 2023 due to a one-time $76.5 million non-cash goodwill impairment recognized in the first quarter of 2023.

R&D expense in the fourth quarter of 2024 was $28.7 million as compared to $29.9 million for the fourth quarter of 2023. R&D expense for the year ended December 31, 2024 was $120.9 million as compared to $114.2 million in 2023. R&D expense increased for full year 2024 primarily due to increases in development expenses for rezpegaldesleukin partially offset by decreases in employee and related facilities costs, as well as development expenses for NKTR-255.

G&A expense was $17.1 million in the fourth quarter of 2024 and $17.3 million in the fourth quarter of 2023. G&A expense for the full year 2024 was $76.8 million as compared to $77.4 million in 2023. G&A expense remained consistent for the full year 2024 as compared to the full year 2023. Decreases in employee costs were offset by a reduction of facilities costs allocated to research and development expense as well as an increase in commercial litigation expense.

Restructuring and impairment costs were $1.4 million in the fourth quarter of 2024 and $15.7 million in the full year 2024, as compared to $2.9 million in the fourth quarter of 2023 and $52.0 million in the full year 2023. The full year 2024 amount includes $8.3 million in non-cash lease impairment charges, and $7.4 million in other restructuring costs. The full year 2023 amount includes $7.9 million in severance expense, $35.3 million in non-cash lease impairment charges, and $8.8 million in other restructuring costs.

Net income for the fourth quarter of 2024 was $7.3 million or $0.03 basic and diluted earnings per share as compared to a net loss of $42.1 million or $0.22 basic and diluted loss per share in the fourth quarter of 2023. Net loss for the year ended December 31, 2024 was $119.0 million or $0.58 basic and diluted loss per share as compared to a net loss of $276.1 million or $1.45 basic and diluted loss per share in 2023. Excluding the $40.4 million gain from sale of the Huntsville manufacturing facility, and the $1.4 million in non-cash restructuring charges, net loss, on a non-GAAP basis, for the fourth quarter of 2024 was $31.8 million or $0.15 basic and diluted loss per share. Excluding the $40.4 million gain from sale of the Huntsville manufacturing facility, and the $15.7 million in non-cash restructuring and real estate impairment charges, net loss, on a non-GAAP basis, for the full year 2024 was $143.7 million or $0.70 basic and diluted loss per share.

2024 and Recent Business Highlights

●	In February 2025, Nektar announced completion of target enrollment in the REZOLVE-AA 84-patient Phase 2b clinical trial of rezpegaldesleukin in severe-to-very severe alopecia areata.

●	In February 2025, Nektar announced a new clinical trial agreement with TrialNet, an international clinical trial network at the forefront of diabetes research, to evaluate rezpegaldesleukin in a 66-patient Phase 2 study with new onset type 1 diabetes mellitus.

●	In February 2025, the FDA granted Fast Track designation for rezpegaldesleukin for the treatment of adult and pediatric patients 12 years of age and older with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable.

●	In January 2025, Nektar announced completion of target enrollment in the REZOLVE-AD 396-patient Phase 2b clinical trial of rezpegaldesleukin in moderate-to-severe atopic dermatitis.

●	At the 66th Annual ASH Meeting in December 2024, Nektar presented proof-of-concept clinical data showing that NKTR-255 following CD19-directed CAR-T therapy enhanced complete response rates in patients with relapsed or refractory large B-cell lymphoma, with 73% of the NKTR-255 treatment group, compared to 50% of the placebo group, achieving a complete response at 6 months.

●	At the 2024 American College of Rheumatology (ACR) Convergence meeting in November 2024, Nektar presented first preclinical data from its novel CSF-1 Program, NKTR-422. The program demonstrated inflammation resolution and tissue repair in multiple preclinical models of chronic inflammatory conditions.

●	At the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2024, Nektar and collaborators presented results from a planned interim analysis in the Phase 2 trial of NKTR-255 for the treatment of patients with radiation induced lymphopenia in locally advanced non-small cell lung cancer. These results suggest that NKTR-255 effectively reversed radiation induced lymphopenia in patients with locally advanced NSCLC receiving consolidation therapy with durvalumab. The Phase 2 single-arm study is being conducted by MD Anderson.

●	In November 2024, Nektar announced a definitive agreement with Ampersand Capital Partners to sell its commercial PEGylation manufacturing business in Huntsville, Alabama for $90 million in enterprise value, which is comprised of $70 million in cash and $20 million in equity ownership in the new portfolio company. Nektar and the new Ampersand portfolio company have also entered into manufacturing supply agreements to meet Nektar’s PEG reagent needs for rezpegaldesleukin and certain pipeline programs.

●	In October 2024, Nature Communications published results from Phase 1b studies of rezpegaldesleukin in patients with moderate-to-severe atopic dermatitis or chronic plaque psoriasis. Data from both trials demonstrate durable dose-dependent improvements in physician-assessed disease activity and patient-reported outcomes. In the atopic dermatitis study, EASI improvement of ≥75% and vIGA-AD responses were maintained for 36 weeks after treatment discontinuation in 71% and 80% of week 12 responders. Biomarker analyses demonstrate plurality of Treg-mediated pathways with potential effect on tissue resident memory T cell populations resulting in sustained efficacy seen in the antigen challenged mouse model and in clinical trials.

●	In October 2024, Nektar announced publication in Blood of Phase 1 data showing that NKTR-255 in Combination with Autologous CD19-22 CAR-T cell therapy in patients with B-cell acute lymphoblastic leukemia exhibited relapse-free/progression-free survival for 67% of patients at 12 months, double that of historical controls. Eight of nine patients achieved complete remission, all without detectable measurable residual disease.

●	At the European Alliance of Associations for Rheumatology (EULAR) in June 2024, Nektar presented preclinical data on NKTR-0165, a TNFR2 agonist antibody, demonstrating selective enhancement of Treg cell function through novel agonistic mechanism. IND-enabling studies are underway for NKTR-0165 with first-in-human studies planned in first half of 2025.

Conference Call to Discuss Fourth Quarter 2024 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on March 12, 2025.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through April 12, 2025.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis and one in alopecia areata. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials. Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow Nektar on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “advance,” “plan,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422, and NKTR-255. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166, NKTR-422 and NKTR-255 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2024. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For Investors:

Vivian Wu of Nektar Therapeutics
628-895-0661

For Media:

Madelin Hawtin
LifeSci Communications
603-714-2638
mhawtin@lifescicomms.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2024	December 31, 2023(1)
ASSETS
Current assets:
Cash and cash equivalents	$44,252	$35,277
Short-term investments	210,974	268,339
Accounts receivable	-	1,205
Inventory, net	-	16,101
Other current assets	6,066	9,779
Total current assets	261,292	330,701

Long-term investments	13,869	25,825
Property, plant and equipment, net	3,411	18,856
Operating lease right-of-use assets	8,413	18,007
Equity method investment in Gannet BioChem	12,218	-
Other assets	4,647	4,644
Total assets	$303,850	$398,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	11,560	9,848
Accrued expenses	29,972	22,162
Operating lease liabilities, current portion	19,868	19,259
Total current liabilities	61,400	51,269

Operating lease liabilities, less current portion	82,696	98,517
Liabilities related to the sales of future royalties, net	91,776	112,625
Other long-term liabilities	7,241	4,635
Total liabilities	243,113	267,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,659,867	3,608,137
Treasury stock	(3,000)	-
Accumulated other comprehensive income (loss)	61	80
Accumulated deficit	(3,596,210)	(3,477,249)
Total stockholders’ equity	60,737	130,987
Total liabilities and stockholders’ equity	$303,850	$398,033

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023

Revenue:
Product sales	$12,874	$5,483	$33,563	$20,681
Non-cash royalty revenue related to the sales of future royalties	16,238	18,061	64,267	68,921
License, collaboration and other revenue	63	341	597	520
Total revenue	29,175	23,885	98,427	90,122

Operating costs and expenses:
Cost of goods sold	7,978	7,283	30,686	33,768
Research and development	28,744	29,942	120,908	114,162
General and administrative	17,135	17,320	76,751	77,417
Restructuring and impairment	1,360	2,851	15,670	51,958
Impairment of goodwill	-	-	-	76,501
Gain on sale of the Huntsville manufacturing facility	(40,390)	-	(40,390)	-
Total operating costs and expenses	14,827	57,396	203,625	353,806

Income/(Loss) from operations	14,348	(33,511)	(105,198)	(263,684)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(10,153)	(6,867)	(28,112)	(25,334)
Interest income	2,942	4,617	14,500	19,009
Other income (expense), net	(135)	(6,347)	(390)	(6,247)
Total non-operating income (expense), net	(7,346)	(8,597)	(14,002)	(12,572)

Income/(Loss) before provision for income taxes	7,002	(42,108)	(119,200)	(276,256)

Provision (benefit) for income taxes	(259)	(29)	(239)	(200)
Net Income/(loss)	$7,261	$(42,079)	$(118,961)	$(276,056)

Basic and diluted net income/(loss) per share	$0.03	$(0.22)	$(0.58)	$(1.45)

Weighted average shares outstanding used in computing net income/(loss) per share
Basic	209,737	191,040	205,661	190,001
Diluted	213,594	191,040	205,661	190,001